Exhibit 10.17

THIS EXECUTIVE SERVICES AGREEMENT (“AGREEMENT”) is made effective the 28th day of June, 2006.

JOINTLY BETWEEN:

Chemokine Therapeutics Corp. and

Chemokine Therapeutics (BC) Corp.

6190 Agronomy Road,

Vancouver, BC.

Canada  V6T 1Z3

(“Company”)

and

GUY ELY, MD, (“Executive”)

N.D. Life Sciences Corporation

2372 Valley Forest Way

Oakville, Ontario

Canada  L6H 6W9

EXECUTIVE SERVICES AGREEMENT

WHEREAS:

A.

Company desires to retain Executive through Executive’s company R.D. Life Sciences Corporation to provide specific medical and drug development services. Executive and Executive’s company are hereafter together denominated as “Executive”, unless the context otherwise requires.

B.

Executive has advised Company of his willingness, ability and desire to provide such services to the Company.

NOW THEREFORE, in consideration of the foregoing recitals and the terms, conditions and covenants contained herein, it is hereby agreed as follows;

1.

Engagement.

Company hereby engages Executive and Executive hereby agrees to hold himself available to render to the Company, non-exclusive, independent advisory and executive services, to the best of his ability and by the terms and conditions set forth herein. Dr. Ely shall render the executive services through N.D. Life Sciences Corporation.

2.

Term.

The term of the AGREEMENT shall be from July 1, 2006 to July 1, 2007 unless terminated, for any reason, by:

(a)

Company upon 4 weeks written notice to Executive, and

(b)

Executive upon 4 weeks written notice to Company.

Unless terminated by either party, the contract will renew annually, automatically.  In the event of termination prior to the termination date and including the notice of termination period, the Executive shall bill the Company for services rendered up to that point based on the degree of completion of the work.

In the event of death, disability, or other incapacity resulting in the inability of Executive to perform the duties set forth herein, this AGREEMENT may be terminated and all compensation due hereunder shall be paid up to the date of death, disability or other incapacity to the Executive.

3.

Services to be provided:

Executive agrees to provide the following medical and drug research services to the Company, including but not limited to:

(a)

Acting in the capacity of Chief Medical Officer of the Company.

(b)

Developing for the Company, a clinical development plan for the CTCE-0214 and CTCE-9908 programs.

(c)

Assisting the Company in developing clinical protocols for the CTCE-0214 and CTCE-9908 programs.

(d)

Providing expert medical opinion on behalf of the Company to regulatory authorities as well as companies wishing to license Company’s compounds.

Executive further agrees to render such mutually agreed services conscientiously and to devote reasonable time, efforts and abilities thereto, at such time during the term hereof, and in such reasonable manner, as Company and Executive shall mutually agree.  Travel on behalf of the Company shall be at mutually agreeable times and under mutually agreeable conditions.  Executive further agrees to observe all policies and directives promulgated from time to time by Company, provided the Executive is informed in writing and provided a copy of such policies and directives in a timely fashion. Within three days of receipt of such a policy or directive, Executive shall inform Company in writing if he believes such policy or directive to be unreasonable. If no such writing is provided, the Executive agrees to abide by the policy or directive.  Executive will be responsible for ensuring all insider filings are made with the appropriate regulatory bodies on a timely basis and that all insider trading rules and procedures are abided by.  The Company may assist the Executive in these filings; however, such assistance does not absolve the Executive from his responsibilities to ensure that such filings are made.

4.

Compensation.

Executive shall receive as compensation for the performance of all duties, as outlined in Section 3, the sum of $ 5,500.00 (Five thousand five hundred dollars) per month for the provision of services based on approximately 40 hours or five days per month for the term of this agreement.  It is expected that the Executive shall spend one week per month in the offices of the Company.  Mutually agreed upon additional hours beyond those in this Agreement shall be compensated for at the pro rata rate of $ 230.00 (two hundred and thirty dollars) per hour.  The Executive shall submit monthly invoices for services rendered and expenses.  Payment is due to the Executive 30 days from date of submitted invoice.  The Executive shall be eligible to receive stock options in the stock of the Company from time to time as approved by the Board.

The Executive and the Company shall not discuss the compensation provisions of this Agreement by any means, including but not limited to oral discussions, any press release, advertising or materials distributed to prospective customers without the written consent of the other party, except with authorized representatives of the Executive or the Company.

In the event of Company insolvency or other legal business condition resulting in the inability of Executive to receive due compensation, all legal options for receiving due compensation may be pursued by Executive.

5.

Expenses.

Executive shall be reimbursed for all reasonable previously approved business expenses incurred by Executive during the term of the AGREEMENT on behalf of the Company in the performance of services hereunder. Executive is required to submit itemized requests for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of his purpose.

6.

Independent Contractor.

Executive shall be an independent contractor in performing his services hereunder.  The Company shall carry no Worker’s Compensation insurance or any health or accident Insurance to cover Executive or any of his employees.  The Company shall not pay any contribution to Pension Plan and/or Social Insurance, unemployment insurance, nor provide any other contributions or benefits, which might be expected in an employee relationship.

Executive agrees to report and pay any contributions for taxes, unemployment insurance, and/or CPP and other benefits for himself as required by federal and provincial law. If at any time the Company is required to pay such items, then Executive shall immediately reimburse the Company for such items paid.

7.

Disclosure of Information

The Executive understands and acknowledges that the Company is engaged in a continuous program of research, development and production relating to Chemokine research and related products ("Business").  Because of the nature of the Business, the Executive’s agreement creates a relationship of confidence between the Executive and the Company with respect to certain information that gives the Company an advantage in its business and marketplace.  In the course of carrying out and performing the Executive's duties and responsibilities to the Company, the Executive may obtain access to and be entrusted with Confidential and Proprietary Information (as hereinafter defined) relating to the Business and other affairs of the Company.

The term "Confidential and Proprietary Information" as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an executive of the Company (including the Executive) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information.  Without limiting the generality of the foregoing, Confidential and Proprietary Information includes any information, ideas, improvements, know-how, concepts, research, inventions, innovations, products, services, sales, scientific or other formulas, systems, strategies, formulae, algorithms, patterns, processes, methods, machines, manufactures, compositions, processes, procedures, tests, treatments, developments, data, experimental software, libraries and routines, audio-visual displays technical specifications, technical data, designs, devices, patterns, concepts, computer programs, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any Invention, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the Business or affairs of the Company or its subsidiary or affiliated companies, or that result from its marketing, research and/or development activities;

The Executive acknowledges and agrees that the Confidential and Proprietary Information is and will remain the exclusive property of the Company.  The Executive also agrees that the Confidential and Proprietary Information:

(a)

constitutes a proprietary right which the Company is entitled to protect; and

(b)

constitutes information and knowledge not generally known to the trade.

The Executive agrees to maintain securely and hold in strict confidence all Confidential and Proprietary Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive's employment with the Company. The Executive agrees to continue to hold the Confidential and Proprietary Information in strict confidence at all times after the termination of this Agreement for whatever reason.  The Executive will not disclose any of the Confidential and Proprietary Information to any person, firm or corporation, nor will the Executive use any of the Confidential and Proprietary Information for any purpose other than in the normal and proper course of the Executive's duties either during the term of the Executive's employment with the Company or at any time afterwards without the express written consent of the Company.  The Executive will use the Executive's best efforts to protect and safeguard Confidential and Proprietary Information from, without limitation, loss, theft, destruction or seizure.

8.

Inventions, Discoveries.

Executive shall disclose promptly to the Company or its nominee, any and all inventions, discoveries and improvements, in the Executive’s judgment, conceived or made by Executive during the term of this AGREEMENT and related to the business or activities of the Company or any of its subsidiaries or affiliates, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee.  Under a mutually acceptable SEPARATE AGREEMENT, Executive shall execute any and all applications, assignments or other instruments from any foreign country or to protect otherwise the Company’s interest therein.  The obligations in this section 8 shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.  The Company shall have the right to obtain injunctive relief for violations of the terms of this section 8 and the terms of this section 8 shall survive the term of this AGREEMENT.

9.

Assignment.

This AGREEMENT is personal between Company and Executive, and neither Company nor Executive may sell, assign, transfer or hypothecate any rights or interests created under this AGREEMENT or delegate any of his duties without the prior written consent of the other.  Any such assignment or delegation of either part hereunder without such consent shall be void.

10.

Company Indemnity.

Company hereby agrees to indemnify and hold harmless Executive from and against any liability, including direct, special, incidental or consequential damages, and including but not limited to, the loss of opportunity, loss of revenue or profit and from any expense arising from any product liability claim asserted by any party, including employees, subcontractors, sublicencees and other agents of Company, as well as the general public.

11.

Limitation of Liability

Executive shall not be held liable for any direct, special, incidental of consequential damages, for example but not limited to, the loss of opportunity, loss of revenue or profit, in connection or arising out of the AGREEMENT, the services performed by Executive hereunder or Chemokine’s use of any information, documentation or services provided pursuant to the AGREEMENT, save and except only damages that are a direct result of intentional wrongdoing or willful non-performance of duty by Executive.

12.

Further Assurances.

The parties hereto agree to perform any further acts and to execute and deliver any further documents, which may be mutually agreed to be necessary or appropriate to carry out the purposes of this AGREEMENT.

13.

Severability.

If any provision of the AGREEMENT is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, such unenforceable, invalid or illegal provisions shall not affect the remainder of this AGREEMENT.

14.

Debarment.

Executive hereby certifies that it has not been debarred, and has not been convicted of a crime, which could lead to debarment. If Executive or any of its Agents who perform consulting services is debarred or receives notices of an action or threat of action of debarment, Executive shall immediately notify Company of same. The debarment of the Executive or its Agent shall be deemed to be a material breach of this Agreement.

15.

Entire Agreement.

This Agreement represents the entire understanding of the parties hereto with respect to the subject matter. Any modification of this Agreement must be in writing and signed by the parties.

16.

Laws.

The validity of this AGREEMENT and the interpretation and performance of all of its terms shall be governed by the substantive laws of the Province of British Columbia.

17.

Waiver.

Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

18.

Notices.

Any notice required or permitted to be given under this AGREEMENT shall be sufficient if in writing and if sent by personal delivery or by certified mail, return receipt requested, to the party to whom notice should be given at the address set forth below:

Company:

CHEMOKINE THERAPEUTICS CORP.

6190 Agronomy Road,

Vancouver, BC.

Canada  V6T 1Z3

Att: Mr. David Karp

Executive:

GUY ELY, MD

2372 Valley Forest Way

Oakville, Ontario

Canada  L6H 6W9

Notice shall be deemed effective upon receipt, if made by personal delivery, or upon deposit in mail.

IN WITNESS WHEREOF, the Company has caused this AGREEMENT to be signed by its corporate officer thereunto duly authorized, and the Executive has signed this AGREEMENT, all as of the date first above written.

CHEMOKINE THERAPEUTICS CORP.

PER: “Hassan Salari”

Dr. Hassan Salari

President and CEO

Executive

”Guy Ely”

GUY ELY, MD

2372 Valley Forest Way

Oakville, Ontario

Canada  L6H 6W9